Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of The Bank of Nova Scotia

We consent to the use of our report dated November 27, 2018, on the consolidated financial statements of the Bank of Nova Scotia, which comprise the consolidated statements of financial position as at October 31, 2018 and October 31, 2017, the consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended October 31, 2018, and the related notes, comprising a summary of significant accounting policies and other explanatory information (collectively the “consolidated financial statements”), and our audit report dated November 27, 2018 on the effectiveness of internal control over financial reporting which are incorporated by reference in Amendment No. 1 to the Form F-3 Registration Statement and to the reference to our firm under the heading “Experts” in Amendment No. 1 to Form F-3 Registration Statement. The audit report covering the October 31, 2018 consolidated financial statements refers to a change in the accounting for financial instruments due to the adoption of International Financial Reporting Standard 9 Financial Instruments.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

December 26, 2018

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a

member firm of the KPMG network of independent member

firms affiliated with KPMG International Cooperative (“KPMG

International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.